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                                   Exhibit 5

January 19, 2001


Global Sports, Inc.
1075 First Avenue
King of Prussia, Pennsylvania 19406


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Global Sports, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 230,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to the Jordan
M. Copland Non-Incentive Stock Option, Todd Harris Non-Incentive Stock Option, and John Moerman Non-Incentive Stock Option (collectively, the "Stock Options").

In connection with this opinion, we have examined the Registration Statement, the Stock Options, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Options and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:      /s/ David A. Lipkin
   -----------------------------------------------------------
         David A. Lipkin, Esq.